Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rita Medical Systems, Inc. of our report dated February 26, 2002, except for Notes 6, 9, 12, and 17 to the consolidated financial statements included in Horizon Medical Products, Inc.’s registration statement on Form S-1/A dated September 11, 2002, as to which the date is April 15, 2002 and Note 18 to the consolidated financial statements included in Horizon Medical Products, Inc.’s registration statement on Form S-1/A dated September 11, 2002, as to which the date is September 9, 2002, relating to the consolidated financial statements of Horizon Medical Products, Inc. as of December 31, 2001 and for the year ended December 31, 2001, which appears in the Current Report on Form 8-K of Rita Medical Systems, Inc. dated August 9, 2004.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

August 9, 2004